Software Development And Ongoing Maintenance

SOFTWARE DEVELOPMENT AND ONGOING MAINTENANCE
AGREEMENT

This software development and ongoing maintenance agreement is dated June 13, 2013, (the “Effective Date”) and is between INTREORG Systems, Inc., a Texas corporation (“INTREORG”), and Central Coast Technology Associates (“CCTA").

INTREORG possesses valuable and substantial intellectual property that allows it to provide services involving independent third-party data aggregation and surveillance of stock share ownership, purchase, sales, and custody by individuals, institutions, broker-dealers, clearing agents, and custodians.

INTREORG desires CCTA’s expertise, as an independent contractor, in designing, developing and deploying software platforms to create a scalable software utility (the “INTREORG Platform”) that allows INTREORG to provide said services on a large-scale basis. INTREORG further desires full control and ownership of the INTREORG Software Platform, including all related software code, know-how, and documentation developed by CCTA under this agreement (the “Developed Intellectual Property”).

INTREORG is offering and CCTA is willing to accept cash compensation based on hours of work required to deliver completed software platforms as described herein.  INTREORG is relying on the accuracy of this Initial Hours Estimate (as defined in Section 1.3 below) with regard to the compensation provided herein.

The parties therefore agree as follows:

Article 1
RECORDS AND COMPENSATION
1.1 Records and Retention. CCTA shall maintain an auditable record of CCTA expenses and the hours CCTA personnel expend in satisfaction of duties herein, and, upon INTREORG’s reasonable request, shall make such records available for inspection and/or copying by INTREORG during CCTA normal office hours. CCTA shall retain these records for a period of one year following the termination of this agreement.

1.2 Compensation Rate. INTREORG shall compensate CCTA for its efforts hereunder at the following hourly “Compensation Rate,” which consists of $100 USD; payable for each full hour reasonably expended in satisfaction of CCTA’s development duties hereunder.

1.3 Maximum Hours. CCTA initially estimates that it will require approximately 1,000 hours of its developer’s efforts in total to design, develop, and deploy the INTREORG Platform (the “Initial Hours Estimate”). However, the parties may modify this estimate from time to time, but only in a written instrument signed by both parties. At the outset the “Maximum Hours” is the Initial Hours Estimate, but will become the current agreed hours upon modification.

1.4 Cash Compensation Estimate. The parties estimate that the total cash compensation under this agreement will equal the Compensation Rate (as defined in Section 1.2 above) multiplied by the Maximum Hours (in total, the “Total Cash Payment”).

1.5 Phase 1a Release. Within five business days of the Phase 1a Completion Date (as defined in Section 4.5 hereof) INTREORG shall deliver cash payment to CCTA in the amount of the Cash Rate multiplied by the number of hours expended by CCTA developers in satisfaction of their duties herein from inception to the Phase 1a Completion Date.  In the event CCTA is unable for any reason to complete the Phase 1a work, INTREORG shall have no obligation to pay any cash compensation to CCTA for the Phase 1a work.

1.6 Phase 1b Release. Within five business days of the Phase 1b Completion Date (as defined in Section 4.6 hereof) INTREORG shall deliver cash payment to CCTA in the amount of the Cash Rate multiplied by the number of hours expended by CCTA developers in satisfaction of their duties herein from the Phase 1a Completion Date to the Phase 1b Completion Date.  In the event CCTA is unable for any reason to complete the Phase 1b work, INTREORG shall have no obligation to pay any cash compensation to CCTA for the Phase 1b work.

1.7 Hours Management. It is understood by the parties that the Hours Estimate is an estimate that might be subject to change due to unpredictable and unforeseeable events.  Nonetheless, CCTA shall use its best efforts to ensure that the hours expended by CCTA developers in satisfaction of their duties hereunder do not exceed the Hours Estimate.  CCTA shall promptly notify INTREORG when the total hours expended reaches 90% of the Maximum Hours.  Further, CCTA shall promptly notify INTREORG when the total hours expended reaches 100% of the Maximum Hours, and shall cease further efforts until it has obtained written approval from INTREORG to continue CCTA development efforts.

1.8 Compensation for Deployment and Support. Following delivery and installation of the INTREORG Platform subsequent to the Phase 1a Completion Date, and in addition to other compensation as specified herein, INTREORG shall pay to CCTA a support fee of $200 in cash for each full hour reasonably expended in satisfaction of CCTA’s deployment and support duties hereunder.  INTREORG shall pay for a minimum of 15 hours per month as a support retainer fee, regardless of the number of support hours expended by INTREORG in any particular month.  Prior to the Phase 1b Completion Date, the parties hereto agree to negotiate in good faith to enter into a service agreement for support following the completion of the Phase 1b work.

1.9 Compensation for Bug Fixes. CCTA shall timely correct all software defects that result in loss of platform functionality in the INTREORG Platform as defined in Exhibits B & C at no additional charge or fee to INTREORG.  In the event that CCTA shall not timely correct such software defects, INTREORG may retain the services of a third party, qualified Linux developer, to correct the software defect and CCTA shall reimburse INTREORG for the cost of such third party services up to a maximum of $50,000.

1.10 Compensation for Ongoing Development. Following full deployment of the INTREORG Platform subsequent the Phase 1b Completion Date, and in addition to other compensation as specified herein, INTREORG shall pay to CCTA an ongoing development fee of $250 for each full hour reasonably expended by CCTA to perform ongoing development of the INTREORG Platform, including the addition of new and/or improved functionality thereof.

Article 2
INTELLECTUAL PROPERTY

2.1 Ownership of IP. INTREORG is the sole owner of all right, title, and interest in and to the INTREORG Platform; the Developed Intellectual Property; all patentable or non-patentable inventions related to the INTREORG Platform, whether or not a patent has been sought (the “INTREORG Inventions”); all trade secrets and proprietary knowledge, and all know-how associated with the INTREORG Platform; all copyrights associated with software code and documentation prepared for or associated with the INTREORG Platform; and all customer data processed or stored by the INTREORG Platform (in total, the “INTERORG Intellectual Property”).  Each software and related documentation file prepared for and during development of the INTREORG Platform is a “work made for hire” as that term is defined under the Copyright Act, with full ownership of the original work vesting solely in INTREORG, or if law does not recognize each file as such, is subject to assignment to INTREORG of all right title and interest in and to said file.

2.2 Utilization of IP. CCTA may utilize INTREORG Intellectual Property only in furtherance of its rights and duties specified hereunder and only for the benefit of INTREORG.  CCTA shall not utilize INTREORG Intellectual Property for any other purpose.

2.3 Assistance with Copyrights. CCTA shall require each of its employees, agents, and officers performing duties and obligations hereunder to assign to INTREORG all right, title, and interest in and to all copyrightable works related to the INTREORG Platform, and execute any and all documents necessary to effectuate the transfer and assignment of such copyrightable works. CCTA shall also require each outside developer and independent contractor that CCTA employs to assist CCTA with its duties and obligations hereunder to execute a separate Work-for-Hire Agreement in the form of Exhibit A to this agreement, and shall provide adequate consideration to ensure the validity of the Work-for-Hire Agreement.

2.4 Assistance With Inventions. With respect to INTREORG’s desire to obtain state, federal, or international protection for an invention to which INTREORG is the owner as defined herein, CCTA shall provide all reasonable assistance necessary to effectuate such protection including timely review and processing of all documents.  INTREORG shall bear all reasonable costs associated with the protection sought.

Article 3
SOFTWARE CODE BASE

3.1 Online Backup Utility. INTREORG shall, at its sole discretion and expense, engage the services of an online (Internet) software backup utility, and shall establish and administer a backup account (the “Online Backup Account”) that is suitable to maintain all software and documentation electronic files prepared for and during development of the INTREORG Platform, including all compiler and interpreter tools necessary to support same.

3.2 Software Backups.  CCTA shall ensure that its developers maintain all software, documentation, and compiler and interpreter tools necessary for the INTREORG Platform on the Online Backup Account.

3.3 Verification of Software Backups.  CCTA shall ensure that a full online backup of all software, documentation, and compiler and interpreter tools necessary for the INTREORG Platform is performed at least once every 24 hours, these backups will not include the source code for functionality that CCTA has not received payment for

3.4 Software Availability.  CCTA shall not interfere with INTREORG’s administration of the Online Backup Account, and shall not interfere with the availability of the electronic documents stored thereon.

3.5 Failure to Fulfill Backup Obligations.  Any failure by CCTA or CCTA Developers (as defined in Section 4.3 below) to carry out obligations under this Article will be deemed to be a material breach of this agreement, subject to the full remedies specified herein.

Article 4
PLATFORM DEVELOPMENT

4.1 Minimum Hardware. The parties shall agree in writing on the minimum hardware requirements necessary for the INTREORG Platform prior to commencement of development activities by CCTA.

4.2 Development Plan. The parties have agreed on the minimum material functional requirements necessary to define each of the Phase 1a and Phase 1b milestones (Exhibit B and Exhibit C, respectively). These milestones may be subject to change from time to time but only in an additional writing signed by both parties.

4.3 Platform Developers. CCTA may utilize employee or independent contractor software developers to develop the INTREORG Platform (in total, the “CCTA Developers”), and shall ensure that each CCTA Developer is cognizant of this agreement and each of its provisions, including all intellectual property ownership and overall confidentiality obligations.

4.4 Use of Third Party Materials. Except as may be specifically requested by INTERORG or expressly agreed to in writing by INTREORG, CCTA and its developers shall not use or incorporate any third party materials, including open-source software, in the INTREORG Platform where such use or incorporation could limit INTREORG’s ownership or use rights, without the express written consent of INTREORG.

4.5 Determination of Phase 1a Achievement. Upon its deemed completion of Phase 1a, CCTA shall verify that all necessary software and documentation files comprising the Phase 1a INTREORG Platform are saved to the Online Backup Account and shall promptly notify INTREORG in writing of the completion and the code and documentation availability, this documentation does not include the source code.  The source code will be placed on the backup system upon payment of 1A within 5 business days of receipt of this written notice, INTREORG shall test the Phase 1a INTREORG Platform for material compliance with the requirements and shall notify CCTA in writing of its acceptance or non-acceptance (including the reasons for non-acceptance). INTREORG shall not unreasonably withhold or delay acceptance of this milestone and in any event may only withhold acceptance if the Phase 1a INTREORG Platform does not materially comply with the agreed Phase 1a specification (see Exhibit B). The date that acceptance of this milestone is valid is the “Phase 1a Completion Date.”

4.6 Determination of Phase 1b Achievement.  Upon its deemed completion of Phase 1b, CCTA shall verify that all necessary software and documentation files comprising the Phase 1b INTREORG Platform are saved to the Online Backup Account and shall promptly notify INTREORG in writing of the completion and the code and documentation availability, this documentation does not include the source code.  The source code will be placed on the backup system upon payment of 1B within 5 business days of receipt of this written notice, INTREORG shall test the Phase 1b INTREORG Platform for material compliance with the requirements and shall notify CCTA in writing of its acceptance or non-acceptance (including the reasons for non-acceptance). INTREORG shall not unreasonably withhold or delay acceptance of this milestone and in any event may only withhold acceptance if the Phase 1b INTREORG Platform does not materially comply with the agreed Phase 1b specification (see Exhibit C). The date that acceptance of this milestone is valid is the “Phase 1b Completion Date.”

4.7 Acceptance of Milestone. A milestone shall be deemed to have been accepted upon the earlier of;

a)  receipt by CCTA of INTREORG’s written confirmation of acceptance; or

b)  unless a written notification of non-acceptance by INTREORG is received by CCTA within 10 business days of receipt of written notification of completion of each milestone, on the 11th business day after such notice.

4.8 Failure to Fulfill Development Obligations.  Any failure by CCTA or CCTA Developers to carry out obligations under this Article will be deemed a material breach of this agreement, subject to the full remedies specified herein.

Article 5
PLATFORM DELIVERY

5.1 Online Hosting Service. INTREORG shall, at its sole discretion and expense, engage the services of an online webserver hosting service for hosting the INTREORG Platform data servers and web servers (the “Online Hosting Service”). INTREORG shall provide access to the Online Hosting Service by CCTA as reasonably necessary to fulfill CCTA’s obligations hereunder.

5.2 Delivery and Installation – Phase 1a. Following the Phase 1a Completion Date, CCTA shall deploy the INTREORG Platform data system on the Online Hosting Service, on as many online data servers as INTREORG deems reasonably necessary.

5.3 Delivery and Installation – Phase 1b. Following the Phase 1b Completion Date, CCTA shall deploy the INTREORG Platform webserver on the Online Hosting Service, on as many webserver backend servers as INTREORG deems reasonably necessary.

Article 6
NON-COMPETITION

6.1 Non-Competition.  During the term of this agreement and for a period of three years thereafter CCTA shall not provide software development services to assist others in developing and/or deploying a platform in direct or indirect competition with the INTREORG Platform.

6.2 Remedies for Breach of Non-Competition.  CCTA agrees that any breach by CCTA of this Non-Competition provision entitles INTREORG to:

(a) seek injunctive relief from a court of competent jurisdiction to enjoin such competitive actions; and

(b) obtain all reasonable attorney fees incurred in the exercise of this provision.

Article 7
CONFIDENTIAL INFORMATION

7.1 Confidentiality. The parties acknowledge that confidential information will be exchanged in satisfaction of ongoing duties and obligations hereunder.  The party receiving confidential information, regardless of the format in which received and regardless of how marked, shall maintain the confidential information in the strictest confidence and shall not use this confidential information except as necessary for the purposes of undertaking its obligations or exercising its rights hereunder. Confidential information includes the details of this agreement and the ongoing relationship between the parties.

7.2 Developer Access to Information. INTREORG shall provide CCTA Developers with reasonable access to any and all INTREORG intellectual property and know-how reasonably required to allow the CCTA Developer to perform its duties herein. All access to INTREORG intellectual property and know-how is on a need-to-know basis only.

Article 8
REPRESENTATIONS

INTREORG represents as follows:

8.1 The undersigned has full legal and corporate authority to enter into this agreement.

8.2 INTREORG has had sufficient opportunity to consult with an attorney in negotiating this agreement.

8.3 INTREORG has participated in the drafting of this agreement.

8.4 INTREORG does not intend to establish any agency, joint venture or partnership relationship with CCTA by this agreement.

8.5 INTREORG understands that nothing in this agreement will be construed as authorization for either party to act as agent for the other party.

CCTA represents as follows:

8.6 The undersigned has full legal and corporate authority enter into this agreement.

8.7 CCTA has had sufficient opportunity to consult with an attorney in negotiating this agreement.

8.8 CCTA has participated in the drafting of this agreement.

8.9 CCTA does not intend to establish any agency, joint venture or partnership relationship with INTREORG by this agreement.

8.10 CCTA understands that nothing in this agreement will be construed as authorization for either party to act as agent for the other party.

8.11 CCTA employees, agents, and officers are under an obligation to assign inventions and copyrights.

Article 9
DURATION AND TERMINATION

9.1 Duration. This agreement commences on the Effective Date and continues in perpetuity, unless terminated earlier in accordance with the terms herein.

9.2 Termination Events. Without prejudice to any rights that have accrued under this agreement or any of its rights or remedies, either party may at any time terminate this agreement by giving written notice to the other party if;

(a) the other party commits a material breach of any warranty, covenant, or other provision of this agreement and (if such breach is remediable) fails to remedy that breach within 30 days following a written notification of the breach to it by the non-breaching party;

(b) the  other party fails to pay any sums due for payment under this agreement by the due date and remains in default for five business days after written notice to it of such breach by the non-breaching party;

(c) the parties agree to terminate this agreement by mutual consent (upon such terms as they may agree to in writing); or

(d) the other party has a winding up petition presented or enters into liquidation, insolvency or makes an arrangement with its creditors or petitions for an administration order or has a receiver or manager appointed over any of its assets or generally becomes unable to pay its debts.

9.3 Post-Termination Procedures.  Upon termination of this agreement or expiration for any reason of rights granted hereunder:

(a) all payments due as of the termination date must be paid immediately;

(b) CCTA shall submit invoices for any services that it has supplied under this agreement but for which no invoice has been submitted and INTREORG shall pay these invoices immediately upon receipt;

(c) each party shall return to the other party and/or certify to the other party the destruction of the other party’s confidential information that it had in its possession, custody, or control and that it could not reasonably return; and

(d) the provisions of Articles 2, 6, 7.1, 10, and 11, and in particular all confidentiality provisions described herein, remain valid and enforceable upon both parties.

Article 10
WARRANTIES, REMEDIES AND RISK ALLOCATION

10.1 Limited Warranties.

(a) CCTA warrants that for a period of sixty (60) days from Phase 1b Completion Date, the INTREORG Platform will operate in accordance with all the material terms of the specifications set forth in Exhibits B and C.  In addition, for a period of sixty (60) days from the delivery of any new release for the INTREORG Platform, CCTA warrants that it will operate in accordance with the specifications agreed to by INTREORG and CCTA designed for such release.  The foregoing warranties shall only apply provided that a service agreement between CCTA and INTREORG has not been terminated by INTREORG prior or during such warrant period without cause.  All warranty claims not made in writing within such period shall be deemed waived.    CCTA shall not be liable for failures caused by third party hardware or software (including INTREORG's own systems), misuse of the ITREORG Platform, or the negligence or willful misconduct of INTREORG.

(b) CCTA warrants that the professional services will be performed in a workmanlike and professional manner by appropriately qualified personnel.

(c) Notwithstanding the above, INTREORG's exclusive remedies for all damages, losses, and causes of actions whether in contract, tort including negligence or otherwise, shall not exceed the aggregate dollar amount which INTREORG paid during the term of this agreement except as provide in Section 1.9 hereof.

10.2 Limitation of Liability.  Under no circumstances shall CCTA, its contracted providers, officers, agents, or anyone else involved in creating, producing, or distributing the INTREORG Platform be liable for any direct, indirect, incidental, special or consequential damages that result from the use of or inability to use the INTREORG Platform; or that results from mistakes, omissions, interruptions, deletion of files, errors, defects, delays in operation, or transmission or any failure of performance, whether or not limited to acts of God, communication failure, theft, destruction or unauthorized access to INTREORG's records, programs or services.  INTREORG hereby acknowledges that this paragraph shall apply to all content on the INTREORG Platform. THE TOTAL LIABILITY FOR ALL DAMAGES, LOSSES, AND CAUSES OF ACTION (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE TO THE OTHER SHALL NOT EXCEED THE AGGREGATE DOLLAR AMOUNT WHICH INTREORG PAID DURING THE TERM OF THIS AGREEMENT EXCEPT AS PROVIDED IN SECTION 1.9 HEREOF. THIS LIMITATION OF LIABILITY SHALL APPLY EVEN IF THE EXPRESS WARRANTIES SET FORTH ABOVE FAIL IN THEIR ESSENTIAL PURPOSE.

10.3 Third Party Disclaimer: CCTA MAKES NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO ANY THIRD PARTY PRODUCTS, THIRD PARTY CONTENT OR ANY SOFTWARE, EQUIPMENT, OR HARDWARE OBTAINED FROM THIRD PARTIES.

10.4 Indemnification Obligations.

(a) INTREORG Indemnity: INTREORG agrees that it shall defend, indemnify, save and hold CCTA harmless from any and all demands, liabilities, losses, costs and claims, including reasonable attorneys' fees, (collectively "Liabilities") asserted against CCTA, its contracted providers, agents, Clients, servants, officers and employees, that may arise or result from any service provided or performed or agreed to the performance of any product sold by INTREORG, its agents, employees or assigns. INTREORG agrees to defend, indemnify and hold harmless CCTA against Liabilities arising out of (i) any injury to any person or property caused by any products sold or otherwise distributed in connection with the INTREORG Platform; (ii) any material supplied by INTREORG infringing or allegedly infringing on the proprietary rights of a third party; or (iii) copyright infringement and/or litigation regarding content-related disputes.

(b) CCTA Indemnity. CCTA shall indemnify and hold harmless INTREORG (and its subsidiaries, affiliates, officers, agents, co-branders or other partners, and employees) from any and all claims, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys' fees and all related costs and expenses) incurred by INTREORG as a result of any claim, judgment, or adjudication against INTREORG arising from a claim that INTREORG's use of the CCTA content, as permitted under this agreement, infringes intellectual property rights of a third party or arising from a claim which results from CCTA’s breach of the warranties and agreements contained in this agreement. To qualify for such defense and payment, INTREORG must: (i) give CCTA prompt written notice of a claim; and (ii) allow CCTA to control, and fully cooperate with CCTA in, the defense and all related negotiations.  CCTA shall have no obligation to indemnify INTREORG under this Section to the extent the infringement arises from (i) the INTREORG content, (ii) specifications provided by INTREORG or its agents; (iii) derivative works of the INTREORG Platform created by INTREORG, (iv) use of the INTREORG Platform in combination with non-CCTA approved third party products, including hardware and software, (v) modifications or maintenance of the INTREORG Platform by a party other than CCTA, (vi) misuse of the INTREORG Platform, and (vii) failure of INTREORG to implement any improvement or updates to the INTREORG Platform, if the infringement claim would have been avoided by the use of the improvement or updates.

(c) Promptly after receipt by a person entitled to indemnification pursuant to the foregoing Section 10.4(a) or (b) (the "Indemnified Party") of notice of the commencement of any action, the Indemnified Party will, if a claim in respect thereof is to be or has been made against a party who has agreed to provide indemnification under Section 10.4(a) or (b) (an "Indemnifying Party"), promptly notify in writing the Indemnifying Party of the commencement thereof; but the omission to so notify the Indemnifying Party will not relieve it from any liability which it may have to the Indemnified Party except to the extent the Indemnifying Party is prejudiced by the delay or failure to notify it. In case any such action is brought against an Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate in, and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election to so assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party under this Section 9 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party if the Indemnifying Party has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Party; provided that the fees and expenses of such counsel shall be at the expense of the Indemnifying Party if (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to any such action (including any impleaded parties) include both the Indemnified Party or parties and the Indemnifying Party and, in the judgment of counsel for the Indemnified Party, it is advisable for the Indemnified Party or parties to be represented by separate counsel (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party or parties, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Party or parties. No settlement of any action against an Indemnified Part shall be made without the consent of the Indemnifying Party and no Indemnifying Party, in the defense of any such claim or action, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. If the Indemnified Party fails to execute a release or other settlement agreement under circumstances where all of the conditions of the preceding sentence have been met, the Indemnifying Party shall have no further obligation to the Indemnified Party pursuant to this agreement or otherwise.

10.5 Maximum Aggregate Liability. Notwithstanding the foregoing or any other provision of this agreement, except as provide in Section 1.9 hereof, the aggregate obligations of CCTA under this agreement are limited to the aggregate dollar amount which INTREORG paid to CCTA during the term of this agreement.

10.6 Intentional Risk Allocation. Each party acknowledges that the provisions of this agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions associated with this agreement. The warranty disclaimers and limitations in this agreement are intended to limit the circumstances of liability. The remedy limitations, and the limitations of liability, are separately intended to limit the forms of relief available to the parties.

10.7 Collateral for Liability. CCTA hereby pledges as security for completion of Phase 1a and Phase 1b the options previously sold to CCTA by INTREORG to purchase up to 1,000,000 shares of common stock (the “Options”).

(a) If CCTA fails to complete to INTREORG’s reasonable satisfaction Phase 1a (described herein), then INTREORG may purchase the Options for $1,000.00 and terminate this agreement.

(b) If CCTA completes Phase 1a but fails to complete to INTREORG’s reasonable satisfaction Phase 1b (described herein), then INTREORG may purchase one-half of the Options for $500.00 and terminate this agreement.

Article 11
GENERAL PROVISIONS

11.1 Assignment.  Neither party may, without the prior written consent of the other party (such consent which shall not be unreasonably withheld), assign or otherwise transfer or sub-license its rights or duties under this agreement to any other party unless that other party agrees in writing to be bound by the terms and conditions of this agreement.

11.2 Proper Notice.  Notice is to be in writing and is to be forwarded by traceable mail to the respective party at the address specified in this agreement, or by email correspondence. The effective date of the notice is three days after the postmark of any mailed correspondence, or the date that an email was received so long as the receiving party acknowledged receipt of same by return email (the “Notice Date”).

11.3 Correspondence Addresses. As of the Effective Date, the correspondence addresses are:

(a) INTREORG:

Dr. Steve Henson
Intreorg Systems Inc.
2600 East Southlake Blvd, Suite 120-366
Southlake, TX 76092

With copies to:

Steven H. Washam
Harper Washam LLP
1700 Pacific Avenue, Suite 3600
Dallas, Texas 75201
steven.washam@harperwasham.com
214.389.8985

(b) CCTA:

Gary McAdam
Central Coast Technology Associates, LLC
14 Red Tail Drive
Highlands Ranch, CO 80126

With copies to:

_____________________________________________

_____________________________________________

_____________________________________________

_____________________________________________

11.4 Change of Address. A party that changes its correspondence address shall provide the other party with proper notice within ten business days of the change.

11.5 Severability. If a court of competent jurisdiction holds any provision of this agreement to be unenforceable, the agreement will remain in full force and effect as if it had been executed without the provision.

11.6 Reformation. If a court of competent jurisdiction holds any provision of this agreement to be unreasonable or unenforceable, the court may reform the provision and the agreement will remain in full force and effect as if it had been executed with the reformed provision.

11.7 Waiver. A waiver by a party of the other party’s breach of this agreement shall not be valid unless confirmed in writing by the waiving party and is not a waiver of any subsequent breach.

11.8 Governing Law. This Agreement is governed by the internal laws of the State of Texas, U.S.A., without regard to any conflicts of laws principles. All disputes and claims hereunder must be resolved exclusively in the applicable state or federal courts located in Dallas County, Texas, U.S.A. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available. This agreement was negotiated and executed in Dallas County, Texas U.S.A.

11.9 Entire Agreement. This agreement constitutes the entire agreement of the parties and supersedes all previous agreements with respect to the subject matter herein. No modification is effective unless confirmed in a separate written agreement signed by both parties.

11.10 Counterparts. This agreement may be executed in any number of counterparts, each of which when executed and delivered constitute an original of this agreement, but all the counterparts together constitute the same agreement.

11.11 Construction. This agreement is to be construed as if both parties drafted it jointly.

11.12 Force Majeure.  CCTA shall not be responsible for delays or failures (including any delay by CCTA to make progress in the prosecution of any services) if such delay arises out of causes beyond its control.  Such causes may include, but are not restricted to, acts of God or of the public enemy, fires, floods, epidemics, riots, quarantine restrictions, strikes, freight embargoes, earthquakes, electrical outages, computer or communications failures, and severe weather, and acts or omissions of subcontractors or third parties.

11.13 Third Party Rights. No one other than a party to this agreement or their permitted assignees shall have any right to enforce any of the terms herein.

11.14 Organization.  The titles and headings herein are provided for general organization of the provisions only, and do not impart legal meaning to the terms and conditions described thereunder.

11.15 Exhibits.  Each of the exhibits referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

[Signature Page Follows]

The parties are signing this agreement on the Effective Date.

INTREORG SYSTEMS, INC.

By: ___________________________________
Name:   Steven R. Henson
Title:  President & Chairman of the Board

CENTRAL COAST TECHNOLOGY ASSOCIATES

By: ___________________________________
Name:
Title:

Exhibit A
Work-for-Hire Agreement

This work-for-hire agreement is between Paul van Gool (“Developer”), residing at 5319 University Drive, Santa Barbara, CA 93111, and INTREOrg Systems, Inc. (“Client”).

This Agreement covers Developer’s work for Central Coast Technology Associates (“CCTA”) that ultimately benefits Client.  This work is considered work-for-hire under the United States Copyright Act.  All concepts, ideas, copy, sketches, artwork, electronic software files, software documentation, and other materials related to Developer’s work will become the property of Client.  Developer represents that CCTA has supplied or will supply sufficient consideration for this agreement to be valid.

Client may, at its sole discretion, use any and all materials generated by Developer as Client sees fit without any additional compensation to Developer.

To the extent that any of the materials may not, by operation of law, be a work made for hire in accordance with the terms of this Agreement, Contractor hereby assigns to Client all right, title and interest in and to any copyright, and Client shall have the right to obtain and hold in its own name any copyrights, registrations and other proprietary rights which may be available.  Developer hereby agrees to execute all documents reasonably necessary to effectuate such assignment.

Developer represents and warrants to Client that to the best of his/her knowledge the concepts, ideas, copy sketches, artwork, electronic software files, software documentation, and other materials produced do not infringe on any copyright or personal or proprietorial rights of others, and that he/she has the unencumbered right to enter into this Agreement.  Developer will indemnify Client from any damage or loss, including attorney’s fees, arising out of any breach of this warranty.

Any proprietary information, trade secrets and working relationships between Developer, CCTA, and Client must be considered strictly confidential and treated as such, and may not be disclosed to any other party, either directly or indirectly, and may be used only for the benefit of Client.

Please indicate acceptance of the terms set forth above by counter-signing a copy of this Agreement.  It is necessary for us to have a copy signed by you before we can authorize you to proceed on this project.

Signed this 13th day of June 2013.

Client: INTREOrg Systems, Inc.                                                                           Developer: Paul van Gool

Name: /s/  Steven R. Henson                                                                             _________________________

Title: President & Chairman of the Board

Exhibit B
INTREORG Platform
Phase 1 Requirements

This document is to be used by CCTA as a set of guidelines during the development process.  In addition both parties agree that it will be used as the checklist for acceptance during testing by Intreorg. The first phase of the platform will be released in two steps, phase 1a and phase 1b.   An instantiation of any company’s data is anchored by a given single CUSIP, indeed the system should be CUSIP oriented. The term ‘company’ used herein is any public company which subscribes to Intreorg products.

I.	Hardware
CCTA will be required to deliver to Intreorg a specification for the baseline hardware.  This specification will be delivered several days prior to the phase 1a delivery. CCTA will work with Intreorg as they contract with a hosting site to ensure the correct system is in place.

The scaling of the platform and it’s components on the underlying hardware will be regularly assessed by CCTA.  As the customer base grows and the system load increases CCTA is charged with determining the method of inserting and the amount of, new hardware, as needed.

II.	Platform Availability
It is hereby agreed that the Phase 1 platform will be deployed as a single platform node comprised of several computers.  The database should be backed up daily and database logs archived for a 30 day window.  The database should be capable of recovery within 1 hour of failure and be manually initiated. The platform will conform to:
a.	Deployed in a single data center
b.	Require the minimal number of computer servers
c.	Use a single database server supporting one instance of the database
d.	Make available at least two front end addresses (servers) utilizing the load balancing method CCTA thinks best.
e.	Others Paul?

III.	Phase 1a
This development phase shall include:
a.	Users, the support for user login, include:
1.	Groups, all users will be a member of one or more groups. The users level of system capability and interaction will be determined by their group(s)
b.	The ability to import into the platform database the transfer agent shareholders list.

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The operator of the system, an Intreorg employee, will load the media onto a local computer and then upload the resulting file using a CCTA supplied method.
c.	The ability to import into the platform database the transfer agent journal.
The operator of the system, an Intreorg employee, will load the media onto a local computer and then upload the resulting file using a CCTA supplied method.
d.	The ability to import into the platform database the companies ‘Insider List’. This will contain the:
1.	Name
2.	Address
3.	Phone number
4.	Position
5.	Level of restriction
Of all the people who have material inside knowledge of the company.  At this time this is believed to be in the form of a csv file delivered to Intreorg by the company at the time of contract inception.  This data may be modified on an as needed basis.  In addition it must be reviewed in total, quarterly.
e.	The ability to import into the platform database the Broadridge NOBO data.
The raw data from Broadridge will be delivered on CD and be of the form reviewed by CCTA on May 2013.  In particular that reviewed data was “Proxy plus Job Number N40120, CUSIP 86686U, Record Date 10/21/11. The operator of the system, an Intreorg employee, will load the media onto a local computer, execute the .exe therein, save the contents to a .txt file, and then upload the txt file using a CCTA supplied method.
f.	The ability to ‘scrub’ the NOBO data.
The platform shall provide a web based tool which will allow the operator of the system, an Intreorg employee, to review and correct the name and address of all imported NOBO entries.  The system shall track previously verified entries so no duplicate reviews are needed.
g.	The ability to generate several reports, these are:
1.	The Transfer Agent shareholders list
2.	The Transfer agent journal
3.	The company insiders list
4.	The differential NOBO data, given a begin date and an end date. This NOBO list will need to be tagged with any insider activity.

See Phase 1a Reports for examples of these reports.

h.	Web based data viewing and modification tool.
In addition to the NOBO scrubber mentioned above, the platform shall include a web based tool which will allow for the retrieval and modification of all platform data on a record by record or group selected basis. This should include the ability to select items for any given data type using a multi criteria based methodology. Group select and replace will not be required at this time.

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i.
The ability to email the given reports to the company. The platform shall provide a means by which the operator of the system, an Intreorg employee, will be able to select between automatic mailing and mail after review on a company by company basis.

______________________                           _____________________________
Intreorg                                                                CCTA
June 13, 2013                                                       _____________________________
Date                                                                      Date

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Phase 1a
Reports

Transfer Agent Shareholders List
As of March 23, 2010
Cusip # 4wlfk'a6

Name	Address	Issue Date	# of shares	Coding	Cert #
John Doe	Somewhere	5/30/2007	3425	R	213
Total Outstanding Shares			1212234		

Transfer Agent Transaction Log
As of March 23, 2010
Cusip # 121fekw

Date Acquired	Shareholder	Cert #	Amount	Code	Sold To	Part. # & Name	Date Transferred	Amount	Code	Cert. #	Total Shares
07/06/06	Ameritrade, Inc	91	26,000	P	CEDE & Co	100 Ameritrade	7/6/2006	40,000	P	140	[illegible]

Company Insider List
As of March 23, 2010
Cusip # aslkff

Name	Address	Phone Number	Position	Level of Restriction
John Doe	Somewhere	213-332-3156	CEO	over 10% ownership

NOBO Differential: 07-01-2011 ==> 07-08-2011

2 messages
Stuart Malin <stuart@stuartmalin.com>
To: Paige McMillan <pn.mcmillan@gmail.com>

==============================

NOBO Differential

==============================

Record Dates 07-01-2011 ==> 07-08-2011
8 shareholders: 4
8 shares: -1420

==============================

NEW

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Exhibit C
Intreorg Platform
Phase 1b Requirements

IV.	Phase 1b
This phase of development will include:
a.	The ability to import and report the Broadridge OBO data.
The raw data from Broadridge will be delivered on CD and be of the form reviewed by CCTA on May 2013.  In particular that reviewed data was “Proxy Plus Job Number N40120, CUSIP 86686U, Record Date 10/21/11. The operator of the system, an Intreorg employee, will load the media onto a local computer, execute the .exe therein, save the contents to a .txt file, and then upload the txt file using a CCTA supplied method.
b.	The ability to import and report the Depository Trust Company (DTC) data.
The raw data from DTC will be delivered on dah dah dah. The operator of the system, an Intreorg employee, will load the media onto a local computer, execute the .exe therein, save the contents to a .txt file, and then upload the txt file using a CCTA supplied method.
c.	Daily Trading Volume.
The volume data should be accumulated on a daily basis.  Daily data should include open, close, high, low and volume of trade for any given trade date.  The system should provide a report of the trading volume, this report should include:
1.	A three month moving window of daily candlesticks
2.	A rollup review of the last full week’s data, this will include open, close, high, low and volume
d.	Trades analysis and reconciliation
Numerous methods of data reconciliation are desired.  Some of these are clearly understood by Intreorg, these will be the first methods automated by CCTA.  CCTA will build a data framework that will accommodate the myriad of queries and subsequent analysis to support methods.  The completion of this framework and its exhibition in a method will be deemed as the fulfilling capability for this requirement.  At the time of this writing the OBO – NOBO vs. CEDE analysis which leads to a view of ‘short trends’ is the first automation candidate.  It is hereby agreed by both parties that further methods will be developed as ‘continuing work’.
e.	A set of automatically generated and e-mailed reports
In addition to the reports of Phase 1a the reports of Phase 1b will be capable of encoding and selective decoding of all e-mailed information.  Correct delivery of information is very important.  Logs of all communication should be written and archived.

______________________                           _____________________________
Intreorg                                                                CCTA
June 13, 2013                                                       _____________________________
Date                                                                      Date

1

Phase 1b
Reports

PRE SUPPRESSION OBO ONLY		
RANGE	ACCTS	SHARES
1 - 24	0	0.000000
25 -49	0	0.000000
50 - 74	0	0.000000
75 - 99	0	0.000000
100 - 249	0	0.000000
250 - 499	2	650.000000
500 - 749	0	0.000000
750 - 999	1	950.000000
1,000 - 1,999	5	6,400.000000
2,000 - 2,999	11	24,985.000000
3,000 - 3,999	4	12,000.000000
4,000 - 4,999	2	8,000.000000
5,000 - 9,999	10	59,750.000000
10,000 - 19,999	11	135,383.000000
20,000 - 29,000	2	52,350.000000
30,000 - 39,999	2	67,531.000000
40,000 - 49,000	0	0.000000
50,000 - 74,999	0	0.000000
75,000 - 99,999	1	97,966.000000
100,000 - 249,999	1	147,560.000000
250,000 - 499,999	0	0.000000
500,000 - 999,999	0	0.000000
1,000,000 +	0	0.000000
TOTALS	**52**	**613,525.000000**

JOB: N30771 CUSIP: 86686U ISSUER:SUN RIVER ENERGY INC
RECORD DATE04/30/2010

Security Subscription Report – DTC -
For week ending 3/20/2010
XYZ CORP Cusip # ja'f'

Part Number	Name	Opening 3/19/2010	Mon 3/22	Tue 3/23	Wed 3/24	Thu 3/25	Fri 3/26	Weeks Shares	Change Percent
8072	Alpine	233000	233000	229500	229500	227150	222650	-10350	-4.4

Trend Analysis Report
Shows DTC – (NOBO + OBO) = extra Volume
Graphs and reports extra Volume on a weekly basis and flags trend breaking periods.
Work in progress ….

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